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                                     AMENDMENT TO
                              ARTICLES OF INCORPORATION
                                         FOR
                             BIO-MEDICAL AUTOMATION, INC.
                                A COLORADO CORPORATION


     RESOLVED, that pursuant to the provisions of the Colorado Business Corporation Act, and as approved by the holders of a majority of the outstanding voting stock at a meeting of the shareholders held on April 22, 1999, and a recommendation of the Board of Directors of Bio-Medical Automation, Inc. (the "Corporation"), the Restated Articles of Incorporation of the Corporation, as amended (the "Articles"), are further amended as set forth herein.

1.   ARTICLE VI of the Articles be and hereby is amended to read as follows:

                           ARTICLE VI  - SHAREHOLDER VOTING

          SECTION 1. QUORUM. A quorum for the transaction of business at a duly called meeting of shareholders shall consist of not less than one-third of the shares entitled to vote at the meeting.

          SECTION 2. NO CUMULATIVE VOTING. Cumulative voting shall not be permitted in the election of directors.

          SECTION 3. GENERAL. Elections of directors shall be conducted by a plurality vote at a duly held meeting at which a quorum is present. Whenever the shareholders must approve any matter, the affirmative vote of a majority of the shares entitled to vote, represented in person or by proxy, and voting at a duly held meeting at which a quorum is present shall be necessary to constitute such approval or authorization; PROVIDED, THAT, for any matter requiring shareholder approval for which the Company's articles of incorporation would require approval of two-thirds of the shares entitled to vote on the matter as a result of the adoption of such articles under the now-repealed Colorado Corporation Code or the Colorado Business Corporation Act, the vote required shall be a majority of the shares entitled to vote on the matter.

2. The number of shares that voted for this amendment was sufficient for approval.

3. This amendment to the Articles shall become effective at the close of business on filing with the Secretary of State of Colorado.

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     IN WITNESS WHEREOF, Bio-Medical Automation, Inc. has caused this amendment to the Corporation's Restated Articles of Incorporation to be signed this ____day of April, 1999.



                                       BIO-MEDICAL AUTOMATION, INC.


                                       By
                                          ----------------------------
                                          David J. Wolenski, President